Exhibit 10.12
SHORELINE COMMUNICATIONS, INC.
CHANGE OF CONTROL AGREEMENT
     This Change of Control Agreement (the “Agreement”) is made and entered into effective as of May 7, 2003 (the “Effective Date”), by and between John Finegan (the “Employee”) and Shoreline Communications, Inc., a California corporation (the “Company”).
     WHEREAS, the Company and Employee entered into a Stock Option Agreement dated May 7, 2003 (the “Option Agreement”) whereby Employee may purchase up to 2,610,000 shares of Common Stock (the “Options”) for an aggregate purchase price of $26,100.00.
     WHEREAS, the Options are subject to a vesting schedule wherein 1/4th of the Options vest 12 months after your date of hire (the “Initial Vesting Date”) and 1/48th of the Options vest each month thereafter.
     WHEREAS, the Company may from time to time need to address the possibility of an acquisition transaction or change of control event. The Board of Directors of the Company (the “Board”) recognizes that such events can be a distraction to the Employee and can cause the Employee to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its shareholders to ensure that the Company will have the continued dedication and objectivity of the Employee, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of the Company, although no such Change of Control is now contemplated.
     WHEREAS, the Board believes it is in the best interests of the Company and its shareholders to provide the Employee with an incentive to continue his employment and to motivate the Employee to maximize the value of the Company upon a Change of Control for the benefit of its shareholders.
     WHEREAS, the Board believes it is imperative to provide the Employee with certain benefits upon a Change of Control, which benefits are intended to provide the Employee with sufficient incentive and encouragement to remain with the Company notwithstanding the possibility of a Change of Control.
     WHEREAS, to accomplish the foregoing objectives, the Board has directed the Company, upon execution of this Agreement by Employee, to agree to the terms provided herein.
     NOW, THEREFORE, in consideration of the foregoing premises, the Company and the Employee agree as follows:
     1. Change of Control. Upon a Change of Control, as defined below, that occurs while employee is an employee of the Company, then a portion of the Options not yet vested pursuant to the Option Agreement, shall immediately accelerate and become exercisable as to that number of Options that would have vested if the Employee has remained continuously employed by the

Company for a period of 12 months following the Change of Control; provided, however, that if the Change of Control occurs within the first year of Employee’s employment with the Company, 25% of the Options shall immediately accelerate and become exercisable upon the consummation of the Change of Control.
     For example, if the Options vest as to 25% 12 months after the Vesting Commencement Date and 1/48th of the Options vest each month thereafter and if the Change of Control occurs one year after the Vesting Commencement Date, 50% of the Options become exercisable on the consummation of the Change of Control – 25% of which is accelerated and the other 25% because it is the first anniversary of the Vesting Commencement Date – and 1/48th of the Options shall vest each month thereafter. However, if the Change of Control occurred six months after the Vesting Commencement Date, 25% of the Options shall immediately accelerate and become exercisable on the consummation of the Change of Control, an additional 25% of the Options shall become exercisable on the date that is one year after the Vesting Commencement Date, and 1/48th of the Options shall vest each month thereafter.
     2. Limitation on Payments. In the event that the benefits provided for in this Agreement (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) but for this Section, would be subject to the excise tax imposed by Section 4999 of the Code, then Employee’s benefits shall be payable either in full, or as to such lesser amount which would result in no portion of such benefits being subject to excise tax under section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Employee on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Unless the Company and the Employee otherwise agree in writing, any determination required under this Section 2 shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon the Employee and the Company for all purposes. For purposes of making the calculations required by this Section 2, the Accountants may make reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code. The Company and the Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section
     3. Attorneys’ Fees, Costs and Expenses. The prevailing party, determined without regard to whether or not the action results in a final judgment, shall be entitled to collect from the other party its reasonable attorneys’ fees, costs and expenses incurred in connection with any action brought by either party in connection with the subject matter of this Agreement.
     4. Successors.
          (a) Company’s Successors. Any Successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 4(a) or which becomes bound by the terms of this Agreement by operation of law.
          (b) Employee’s Successors. The terms of this Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees.
     5. Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Employee, mailed notices shall be addressed to him at the home address which he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.
     6. Miscellaneous Provisions.
          (a) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Employee and by an authorized officer of the Company (other than Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision of the same condition or provision at another time.
          (b) Whole Agreement. No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof.
          (c) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California as applied to agreements entered into and performed within California solely by residents of that state.
          (d) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.
          (e) Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together will constitute one and the same instrument.

     IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

SHORELINE COMMUNICATIONS, INC.

By:	/s/ Thomas Van Overbeek

Thomas Van Overbeek President and Chief Executive Officer

EMPLOYEE
/s/ John Finegan

John Finegan